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Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBIC ACCOUNTANTS

The Board of Directors
ebix.com, Inc.:

    We consent to the use of our report dated March 30, 2001, relating to the consolidated balance sheets of ebix.com, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years then ended, and the related consolidated financial statement schedule, incorporated by reference in this registration statement on Form S-8 from ebix.com's Annual Report on Form 10-K for the year ended December 31, 2000.

                      /s/ KPMG LLP

Chicago, Illinois
June 28, 2001

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CONSENT OF INDEPENDENT CERTIFIED PUBIC ACCOUNTANTS